Exhibit 5.1

December 10, 2008

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

Ladies and Gentlemen:

I am Senior Company Counsel of Wells Fargo & Company (the “Company”) and, as such, I, together with other attorneys in the Wells Fargo Law Department, have acted as counsel for the Company in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) of the Company and Wells Fargo Capital X, Wells Fargo Capital XI, Wells Fargo Capital XII, Wells Fargo Capital XIII, Wells Fargo Capital XIV, Wells Fargo Capital XV, Wells Fargo Capital XVI, Wells Fargo Capital XVII, Wells Fargo Capital XVIII, Wells Fargo Capital XIX and Wells Fargo Capital XX filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale from time to time of the securities referred to therein, and a Prospectus Supplement dated December 3, 2008 to the Prospectus dated June 19, 2006 (together, the “Prospectus”) relating to the offer and sale by the Company under the Registration Statement of $3,000,000,000 aggregate principal amount of Floating Rate Notes Due December 9, 2011 (the “Floating Rate Notes”) and $3,000,000,000 aggregate principal amount of 3.00% Notes Due December 9, 2011 (the “Fixed Rate Notes” and, together with the Floating Rate Notes, the “Notes”). The Notes are to be guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program and issued under the Indenture dated as of July 21, 1999 (the “Indenture”), as supplemented by the Fourth Supplemental Indenture dated as of December 10, 2008, entered into by the Company and Citibank, N.A., as trustee, and sold pursuant to the Underwriting Agreement dated December 3, 2008 between the Company and the Underwriters named therein (the “Underwriting Agreement”).

I, or attorneys in the Wells Fargo Law Department under my direction, have examined such documents, records, and instruments as I have deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, I am of the opinion that the Notes have been duly authorized and, when duly executed by the Company, authenticated in accordance with the provisions of the Indenture, and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms subject, as to their legality, validity, binding effect and enforceability, to applicable bankruptcy, reorganization, insolvency,

Wells Fargo & Company

December 10, 2008

moratorium, fraudulent conveyance or other laws affecting creditors’ rights generally from time to time in effect and subject to general equity principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and except further as enforcement thereof may be limited by any governmental authority that limits, delays or prohibits the making of payments outside the United States.

I have relied as to certain relevant facts upon certificates of, and/or information provided by officers and employees of the Company as to the accuracy of such factual matters without independent verification thereof or other investigation. I have also relied, without investigation, upon the following assumptions: (i) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question; (ii) each party to agreements or instruments relevant hereto other than the Company has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreements or instruments enforceable against it; (iii) each party to agreements or instruments relevant hereto other than the Company has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such agreements or instruments against the Company; (iv) each document submitted to me for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (v) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; and (vi) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of the opining jurisdictions, are publicly available to lawyers practicing in Minnesota.

Without limiting any other qualifications set forth herein, the opinions expressed herein regarding the enforceability of the Notes are subject to the effect of generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (iv) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs, (v) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the contract, (vi) may require mitigation of damages, and (vii) may limit the enforceability of provisions imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums upon acceleration.

I express no opinion as to the laws of any jurisdiction other than the laws of the State of Minnesota, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America. I express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the

Wells Fargo & Company

December 10, 2008

enforceability of the governing law provision contained in the Notes. Because the governing law provision of the Notes relates to the law of a jurisdiction as to which I express no opinion, the opinion regarding enforceability of the Notes set forth herein is given as if the law of the State of Minnesota governs the Notes.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference into the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Mary E. Schaffner
Mary E. Schaffner
Senior Company Counsel
Wells Fargo & Company